Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Palo Alto Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Other(1)	54,499(1)(2)	$150.19(3)	$8,185,204.81	0.0001102	$902.01

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—

	Total Offering Amounts					$8,185,204.81		$902.01

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$902.01

(1)

Represents shares of Common Stock issuable pursuant to certain outstanding awards that were issued pursuant to the Cider Security Ltd. 2020 Equity Incentive Plan, as amended, which plan was assumed by the Registrant pursuant to the terms of that certain Share Purchase Agreement, dated as of November 17, 2022, by and among the Registrant, Twistlock Ltd., Cider Security Ltd., certain shareholders of Cider Security and Shareholder Representative Services LLC.

(2)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of shares which may be offered or issued by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise with respect to the shares being registered.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $150.19 per share of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), which price is an average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Select Market on December 19, 2022.